Exhibit 99.1

Hub International Increases Q1 Revenue 39%, Net Earnings Rise 80%; Management Reiterates Expectations for $1.08-$1.17 EPS in 2003

    CHICAGO--(BUSINESS WIRE)--May 1, 2003--Hub International Limited (NYSE and TSX: HBG).

    Highlights:

    --  Revenue increases 39% to US$68.9 million from US$49.5 million

    --  Organic growth of revenue increases to 15% from 9%

    -- Net earnings rise 80% to US$8.9 million, or US$0.28 per diluted share

    --  Net margin improves to 13% from 10%

    Hub International Limited (NYSE and TSX: HBG), a leading North American insurance brokerage, today reported that strong growth in Canada and contingent commissions helped generate a 39% increase in revenue and an 80% increase in net earnings for the first quarter of 2003.
    Revenue increased to US$68.9 million from US$49.5 million a year earlier, while net earnings grew to US$8.9 million from US$4.9 million a year earlier. Earnings per share grew at a 33% rate, to US$0.28 from US$0.21, as the number of weighted average diluted shares outstanding increased to 33.5 million from 27.5 million.
    U.S. revenue increased 50% to US$45.3 million from US$30.1 million, while Canadian revenue rose 22% to US$23.6 million from US$19.4 million a year earlier. On a percentage basis, U.S. operations grew to 66% of consolidated revenue from 61% a year ago, while Canadian operations contributed 34% of revenue, down from 39% in 2002, largely as a result of acquisition activity concentrated in the United States.

    Ratios continue improvement

    Margins and efficiency ratios also improved in the first quarter, according to the company. Pre-tax margin widened to 21% from 14%, while net margin expanded to 13% from 10% a year earlier. Selling, general and administrative expenses declined to 19% of revenue from 22% in the prior year, while compensation expense fell to 54% of revenue from 56%.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth of Revenue
For the three months ended March 31, 2003
(in thousands of U.S. dollars, except percentages)

                                                  Net
                                               Adjustment
                                                  for
                                                (Acqui-
                                                sitions)
                      Revenue      Total  Total   and  Organic Organic
                   2003     2002  Change Growth   Dis-   Growth Growth
                                    ($)    (%)   posals     ($)   (%)
            ----------------------------------------------------------
Total
-----
Commission
 Income           $54,515  $41,410  $13,105  32%  $(9,206) $3,899   9%
Contingent
 Commissions and
 VolumeOverrides   12,364    6,158    6,206 101%   (2,700)  3,506  57%
Other Income        1,998    1,916       82   4%     (139)    (57) -3%
            ----------------------------------------------------------
Total             $68,877  $49,484  $19,393 39%  $(12,045) $7,348  15%
            ----------------------------------------------------------

USA
---
Commission
 Income           $34,960  $25,043   $9,917  40%  $(8,983)   $934   4%
Contingent
 Commissions and
 Volume Overrides   8,787    3,548    5,239 148%   (2,622)  2,617  74%
Other Income        1,532    1,513       19   1%     (143)   (124) -8%
            ----------------------------------------------------------
Total             $45,279  $30,104  $15,175  50% $(11,748) $3,427  11%
            ----------------------------------------------------------

Canada
------
Commission
 Income           $19,555  $16,367   $3,188  19%    $(223) $2,965  18%
Contingent
 Commissions and
 Volume Overrides   3,577    2,610      967  37%      (78)    889  34%
Other Income          466      403       63  16%        4      67  17%
            ----------------------------------------------------------
Total             $23,598  $19,380   $4,218  22%    $(297) $3,921  20%
            ----------------------------------------------------------


    Hub posted organic growth of revenue, which is comprised of commission income, contingent commissions and volume overrides, and other income, of 15% on a consolidated basis, including 11% organic growth in the United States and 20% in Canada. Organic growth is the equivalent of same-store sales, including only operations that have been part of the company for 12 months or more. The company pointed out, however, that a number of timing issues limited organic growth of commission income to 4% in the United States.
    "Our Executive Committee, which includes senior corporate managers and the presidents of our 11 hub operations, has reviewed our recent organic growth numbers in detail," said Martin P. Hughes, Chairman and Chief Executive Officer. "Although the U.S. number was lower than we'd like in the first quarter, the shortfall resulted primarily from timing issues related to policy renewals that shifted revenue to other quarters in 2003.
    "Meanwhile, we continue to experience the benefits of our acquisition strategy and the strong management team that we have established throughout our operations," Hughes added. "Our people are executing well in a challenging economy."

    Multiple Sources of Growth

    Hughes said first quarter results reflected the combination of business transactions and timing issues in the brokerage business. Among the specific developments in the first quarter:
    Consolidated revenue increased 39% to US$68.9 million from US$49.5 million. Of this increase, approximately US$12.1 million, or 62%, resulted from acquisitions, including the 2002 purchase of two hubs:
Hooper Hayes, now part of Hub California, and Hub Indiana (formerly Fifth Third Insurance). The remaining increase of US$7.3 million, or 38%, resulted from organic growth.
    Consolidated commission income for the quarter increased 32% to US$54.5 million from US$41.4 million. Contingent commissions and volume overrides, paid by insurers on the basis of prior-year profitability and volume of business, increased 101% to US$12.4 million from US$6.2 million. Other income, including fees and interest income, rose 4% to US$2.0 million from US$1.9 million.
    Hub achieved organic growth of 9% in commission income, while the strong gains in contingent commissions and volume overrides brought consolidated organic growth of revenue to 15% for the quarter. Organic growth of revenue includes the benefit of US$1.2 million, or approximately two percentage points, due to the strengthening of the Canadian dollar against the U.S. dollar. In recent periods, relative shifts in the value of the two currencies have not been nearly as substantial as they were in the first quarter of 2003.

    U.S. Results Reflect Profitable Insurer Relationships and Timing

    U.S. revenue increased 50%, or US$15.2 million, to US$45.3 million from US$30.1 million a year earlier. Of this increase, approximately US$11.7 million, or 77%, resulted from acquisitions and US$3.5 million, or 23%, resulted from organic growth.
    U.S. commission income grew 40% to US$35.0 million from US$25.0 million a year earlier, while contingent commissions and volume overrides rose 148% to US$8.8 million from US$3.5 million. Organic growth of commission income was 4%, while organic growth of U.S. revenue was 11%.
    "The strength of contingent commissions and volume overrides reflected enhanced relationships with insurance companies, sharply higher premium rates, better loss experience for insurance carriers in 2002 versus 2001 and, in some cases, earlier payment of these annual commissions by insurers." Hughes said. "Of the US$5.2 million increase in contingents and volume overrides, approximately US$1.8 represents payments received in the first quarter of this year, whereas similar payments in the prior year were received in the second quarter of 2002.
    "Similarly, the relatively small rate of organic growth of commission income includes a number of timing issues, including a US$1.9 million shift of revenue from the first quarter to subsequent quarters as a result of changes in policy renewal dates. Adjusting for these issues, organic growth of U.S. commission income would have been approximately 11%."

    Canadian Results Benefit from Strong Currency, Access to Insurers

    Canadian operations posted a 22% increase in revenue to US$23.6 million from US$19.4 million, reflecting both a stronger exchange rate versus the U.S. dollar and organic growth augmented by higher insurance premium rates. Canadian commission income grew 19% to US$19.6 million from US$16.4 million, while contingent commissions and volume overrides grew 37% to US$3.6 million from US$2.6 million.
    Canadian operations posted organic growth of 18% in commission income, and 34% in contingent commissions and volume overrides. Canada's organic growth of revenue for the quarter was unusually strong at 20%, or 14% without the impact of the favorable exchange rate.
    "Our Canadian operations benefited from our continued access to insurance markets, helping us pick up some market share from other firms that were not as capable of meeting client needs," Hughes noted. "We have emphasized frequently the importance we place on relationships with insurers and our first-quarter results in Canada demonstrate the returns that these relationships can provide."

    Earnings Expectations Maintained

    After reviewing quarterly results, Hub management reiterated its expectations that diluted earnings per share for 2003 will be in the US$1.08-$1.17 range, from US$1.06 in 2002. The 2002 results included a one-time gain of US$2.6 million, or US$0.09 cents per share, resulting from the sale of Old Lyme Insurance subsidiaries in the second quarter. Shares outstanding also increased substantially as a result of the company's U.S. initial public offering in June 2002 and the issuance of shares to execute acquisitions.
    "Although we are quite pleased with first quarter results, Hub is not a quarter-to-quarter company," Hughes noted. "We have great confidence in our people and our growth strategies, both of which have performed well over the past few years. We continue to benefit from our strong access to insurance markets, making us a more important partner to middle-market companies and to brokers who rely on Hub to obtain coverage for their own clients. This access has recently enabled us to build market share in Canada and it is fundamental to the growth of our wholesale operations."
    Hughes said the company will review its earnings guidance in three months and provide any updates in concert with the announcement of second quarter results. He noted that second quarter results compared to those in 2002 will not benefit from the 2002 sale of Old Lyme, and further will be subject to the following timing issues:

    -- Approximately US$2.1 million of the US$6.2 million increase in first quarter consolidated contingent commissions and volume overrides represents payments received in the first quarter of 2003, whereas similar payments were received in the second quarter of 2002.

    -- A US$1.9 million shift of revenue from the first quarter to subsequent quarters as a result of changes in policy renewal dates.

    "We believe it makes sense to review our forecast with a full six months of results. Looking beyond quarter-to-quarter variations, we see continued opportunity to grow profitably and rapidly in the brokerage industry," Hughes said. "While it is difficult to predict how much premium rates will increase or where the economy will move, it is quite clear that a strong team of professionals can handle whatever challenges are presented.
    "Our job is to bring the right people into the organization and give them the tools to service our clients effectively. So far, that focus has been working very well."

    Earnings Conference Call and Webcast

    Hub International will host a conference call and webcast at 10:30 AM EDT, on Thursday, May 1, 2003, to discuss financial results, industry conditions and guidance. To listen to the call, connect to www.hubinternational.com approximately 10 minutes prior to its scheduled start, providing ample time to register and download any needed software. The webcast will be archived on the company's website, http://www.hubinternational.com, for approximately 90 days following the event.

    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that has grown rapidly since its formation in 1998 through mergers, acquisitions and organic growth.
    Hub International provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada. Hub International's strategy is to expand its market share in the highly fragmented U.S. insurance brokerage industry by acquiring quality firms that focus on servicing middle-market commercial businesses. In addition, Hub plans to leverage its decentralized approach, differentiate its service, and capitalize on its scale to provide broader product offerings to its clients through multiple distribution channels. Hub International currently has eleven large "hub" brokerages that have significant market presence in their geographic regions in the U.S. and Canada. Each hub provides insurance brokerage services and manages the various other Hub International offices in its territory. The hub brokerages are responsible for growth through sales, service and fold-in acquisitions. The hub offices report to the head office which, in addition to monitoring the activity of each hub, retains responsibility for identifying and acquiring additional hub brokerages, along with integration and coordination initiatives that increase enterprise value.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of March 31, 2003 and December 31, 2002
(in thousands of U.S. dollars)

                                                       2003      2002
                                                 ----------- ---------
                                                 (Unaudited)
Assets
Current assets:
Cash and cash equivalents                           $43,223   $40,642
Trust cash                                           37,927    53,648
Accounts and other receivables                      102,789   136,567
Income taxes receivable                               1,481     2,153
Future income taxes                                   4,262     3,324
Prepaid expenses                                      2,898     1,587
                                                 ----------- ---------

Total current assets                                192,580   237,921

Goodwill                                            290,090   281,727
Other intangible assets                              43,730    44,164
Property and equipment                               21,616    21,298
Future income taxes                                   4,254     3,715
Other assets                                          8,325     8,051
                                                 ----------- ---------

Total assets                                       $560,595  $596,876
                                                 =========== =========

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities           $141,306  $187,034
Contingent consideration payable                          -     8,423
Income taxes payable                                  2,541     1,198
Future income taxes                                   1,368     1,164
Current portion long-term debt and capital leases     2,946     3,029
                                                 ----------- ---------

Total current liabilities                           148,161   200,848

Long-term debt and capital leases                    69,023    69,009
Subordinated convertible debentures                  35,000    35,000
Future income taxes                                   8,353     7,745
                                                 ----------- ---------

Total liabilities                                   260,537   312,602
                                                 ----------- ---------

Commitments and Contingencies

Shareholders' equity
Share capital                                       248,891   235,197
Contingently issuable shares                             49    13,743
Contributed surplus                                   2,229     1,234
Cumulative translation account                        9,583     2,185
Retained earnings                                    39,306    31,915
                                                 ----------- ---------

Total shareholders' equity                          300,058   284,274
                                                 ----------- ---------

Total liabilities and shareholders' equity         $560,595  $596,876
                                                 =========== =========

HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months ended March 31, 2003 and 2002
(in thousands of U.S. dollars, except per share amounts)

                                                     2003        2002
                                               ----------- -----------
                                               (unaudited) (unaudited)
Revenue
  Commission income                               $54,515     $41,410
  Contingent commissions and volume overrides      12,364       6,158
  Other                                             1,998       1,916
                                               ----------- -----------
                                                   68,877      49,484
                                               ----------- -----------

Expenses
  Compensation                                     37,019      27,690
  Selling, occupancy and administration            13,099      10,860
  Depreciation                                      1,394       1,280
  Interest expense                                  1,367       2,694
  Intangible asset amortization                       801         379
  (Gain) on disposal of property, equipment and
   other            assets                            (56)        (42)
  Loss (gain) on put option liability                  27        (373)
  Non-cash stock option compensation                  962           -
                                               ----------- -----------
                                                   54,613      42,488
                                               ----------- -----------

Net earnings before income taxes                   14,264       6,996
                                               ----------- -----------

Provision for income tax expense (benefit)
  Current                                           5,661       2,781
  Future                                             (301)       (724)
                                               ----------- -----------
                                                    5,360       2,057
                                               ----------- -----------
Net earnings                                        8,904       4,939
Interest on subordinated convertible debentures       471         804
                                               ----------- -----------
Diluted net earnings                               $9,375      $5,743
                                               =========== ===========

Earnings per share
  Basic                                             $0.30       $0.25
  Diluted                                           $0.28       $0.21

Weighted average shares outstanding
  - Basic  (000's)                                 29,326      19,503
Weighted average shares outstanding
  -  Diluted (000's)                               33,465      27,460


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months ended March 31, 2003 and 2002
(in thousands of U.S. dollars)


                                                     2003        2002
                                               ----------- -----------
                                               (unaudited) (unaudited)
Operating activities
Net earnings                                       $8,904      $4,939
Items not affecting working capital:
  Amortization and depreciation                     2,195       1,659
  (Gain) on disposal of property, equipment and
   other assets                                       (56)        (42)
  Loss (gain) on put option liability                  27        (373)
  Non-cash stock option compensation                  962           -
  Future income taxes                                (301)       (724)
Non-cash working capital items
  Trust cash                                       15,721       9,482
  Accounts and other receivables                   37,080      23,830
  Prepaid expenses                                 (1,261)       (437)
  Accounts payable and accrued liabilities        (50,508)    (45,022)
  Income taxes                                      1,962         222
                                               ----------- -----------
  Net cash flows from (used for) operating
   activities                                      14,725      (6,466)
                                               ----------- -----------

Investing activities
  Property and equipment - purchases               (1,493)       (756)
  Property and equipment - proceeds on sale             7           -
  Purchase of subsidiaries, net of cash
   received                                       (11,221)          -
  Sale of subsidiaries                                291       1,242
  Other assets                                        (24)       (164)
                                               ----------- -----------
  Net cash flows from (used for) investing
   activities                                     (12,440)        322
                                               ----------- -----------

Financing activities
  Long-term debt and capital leases -
   repayments                                        (698)     (2,309)
  Share capital - issued for cash, net of issue
   costs                                              (31)          -
                                               ----------- -----------
  Net cash flows (used for) financing
   activities                                        (729)     (2,309)
                                               ----------- -----------

Effect of exchange rate changes on cash and
 cash equivalents                                   1,025           -

Change in cash and cash equivalents                 2,581      (8,453)
Cash and cash equivalents - Beginning of period    40,642      26,979
                                               ----------- -----------
Cash and cash equivalents - End of period         $43,223     $18,526
                                               =========== ===========


    CONTACT: Hub International Limited
             W. Kirk James, 312/279-4881
             kjames@hubinternational.com